Exhibit 10.8

Techpoint

November 24, 2020

To: Ms. Maureen Monahan

Dear Maureen,

As per our agreement, Techpoint, Inc. is pleased to revise your employment offer dated September 3, 2020 in the function of Corporate Controller. Your revised position will be as follows effective November 4, 2020.

Position.  Your title will be CFO and Vice President of Administration and you will report to Hiro Kozato, President and CEO. This is a full-time position, located in Techpoint’s headquarters in San Jose, California (subject to travel from time to time).  You will devote your full business time and effort to the performance of your duties hereunder. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or any of its subsidiaries.

Cash Compensation.  The Company will pay you a starting salary of $7083.33 semi-monthly (annualized to $170,000.00) payable in accordance with the Company’s standard payroll practices.

Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s paid time-off policy.

Equity Awards. We will recommend to the Board of Directors (the “Board”) of the Company that you be granted 65,000 restricted stock units of the Company under Techpoint, Inc.’s 2017 Stock Plan (the "Plan"). The restricted stock units you will be granted will vest over a five (5) year period for so long as you continue to be employed by the Company.  The grant of such restricted stock units by the Company is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.  Further details on the Plan and any specific award granted to you will be provided upon approval of such award by the Company's Board of Directors.

Employee Confidential Information and Invention Assignment Agreement.  Like all Company employees you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, which is attached.

Techpoint

Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company regarding how your employment may be terminated.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Techpoint, Inc. partners with Trinet, a Professional employer Organization, to benefits, payroll and Human Resource management services. As a result of this partnership, Trinet will be considered your employer of records for these purposes, while your manager(s) here at Techpoint, Inc. will be responsible for directing your work, reviewing our performance, setting your work schedule, and managing your leaves.

Outside Activities.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring away any employees or consultants of the Company.

Withholding Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Entire Agreement.  This letter agreement, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to such subject matter.

          2550 N. First Street, #550, San Jose CA 95131, USA   ●   Tel 408-324-0588   ●   Fax 408-324-0888   ●   www.techpointinc.com

Techpoint

We hope that you will accept our revised offer. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

Sincerely,

/s/Hiro Kozato

Hiro Kozato

President & CEO

Techpoint, Inc.

I have read and accept this employment offer:

NAME: Maureen Monahan

Signature: /s/ Maureen Monahan

Dated: November 24, 2020

          2550 N. First Street, #550, San Jose CA 95131, USA   ●   Tel 408-324-0588   ●   Fax 408-324-0888   ●   www.techpointinc.com